UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 24, 2007

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

Five TEK Park
9999 Hamilton Blvd.
Breinigsville, Pennsylvania	18031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (610) 904-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On July 24, 2007, Buckeye Partners, L.P. (the “Partnership”) agreed to acquire all of the limited liability company membership interests in Lodi Gas Storage, L.L.C. (“LGS”) from an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) for total cash consideration of approximately $440 million.  LGS owns and operates a natural gas storage facility located near Lodi, California, and an expansion facility, known as Kirby Hills, located approximately 45 miles west of the Lodi facility in northern California.  The combined LGS facilities provide approximately 22 billion cubic feet (“Bcf”) of working gas capacity and are connected to Pacific Gas and Electric’s intrastate gas pipelines that serve natural gas demand in the San Francisco and Sacramento areas.

Pursuant to the terms of a Purchase and Sale Agreement between Buckeye Gas Storage LLC and Lodi Holdings, L.L.C. (“Lodi”), which is owned by affiliates of ArcLight and certain employees and members of management of Lodi (the “Purchase Agreement”), consideration of approximately $428 million will be paid at the closing of the transaction, and an additional $12 million (the “Contingent Payment”) will be paid by the Partnership to Lodi upon receipt of approval from the California Public Utilities Commission (the “CPUC”) for a storage cavern expansion project known as Kirby Hills Phase II.  Following construction expenditures of approximately $40 million in 2008, the Kirby Hills Phase II expansion project will provide up to an incremental 12 Bcf of working gas capacity.  The project is projected to be in service by the end of 2008.  The Partnership expects to fund the LGS acquisition on a permanent basis by issuing limited partnership units for approximately half of the purchase price and debt securities for the balance of the purchase price.

Affiliates of ArcLight, Kelso & Company and Lehman Brothers Holdings Inc. own BGH GP Holdings, LLC, which indirectly controls the Partnership through an ownership interest in the Partnership’s general partner, Buckeye GP LLC (“Buckeye GP”).  Due to the ArcLight affiliate’s ownership interest in Buckeye GP, the Audit Committee of Buckeye GP, represented by independent legal counsel and financial advisors, reviewed and approved the transactions contemplated by the Purchase Agreement as fair and reasonable to the Partnership. BGH GP Holdings, LLC has also separately agreed that, under certain circumstances, if the Partnership is not obligated to pay Lodi the $12 million Contingent Payment pursuant to the terms of the Purchase Agreement, then BGH GP Holdings, LLC will make such payment to Lodi.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Consummation of the transactions is subject to customary closing conditions, including antitrust clearance and regulatory approval from the CPUC.  There can be no assurance that these closing conditions will be satisfied.  The Partnership currently expects the transactions to close in the fourth quarter of 2007.  A copy of the Purchase Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01         Regulation FD Disclosure.

On July 24, 2007, the Partnership issued a press release announcing the events described in Item 1.01. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 7.01.

The Partnership intends to discuss the LGS acquisition described in Item 1.01 on its public teleconference previously scheduled for 11:00 a.m. EST on Friday, July 27, 2007. Prior to the teleconference, the Partnership will post a slide presentation containing more detailed information about Lodi Gas Storage, L.L.C. on the Investor Center page of its website, at www.buckeye.com.

The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.

Item 9.01           Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, dated as of July 24, 2007, by and between Lodi Holdings, L.L.C. and Buckeye Gas Storage LLC.
99.1	Press release of Buckeye Partners, L.P. issued July 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

	By:	Buckeye GP LLC,
its General Partner

		By:	STEPHEN C. MUTHER
Stephen C. Muther
Executive Vice President,
Administration & Legal Affairs

Dated: July 24, 2007

Exhibit Index

Exhibit

10.1	Purchase and Sale Agreement, dated as of July 24, 2007, by and between Lodi Holdings, L.L.C. and Buckeye Gas Storage LLC.
99.1	Press release of Buckeye Partners, L.P. issued July 24, 2007.